Exhibit 99.1

Universal Orlando Announces Receipt of Requisite Consents in its Previously Announced Tender Offer and Consent Solicitation for 11 3/4% Senior Notes due 2010

ORLANDO, FLORIDA (Nov 05, 2009) – Universal City Development Partners, Ltd. (d/b/a “Universal Orlando”) announced today that UCDP Finance, Inc. and it (collectively, the “Issuers”), as of 5:00 p.m., prevailing eastern time, on November 5, 2009, have received tenders and consents from holders of $391,313,000 in aggregate principal amount of their 11 3/4% senior notes due 2010 (the “Notes”), representing 78.263% of the outstanding Notes.

As a result of the receipt of the requisite consents, the Issuers have entered into a supplemental indenture with the trustee effecting the Proposed Amendments (as defined in the Tender Offer Documents) to the indenture governing the Notes.  The Proposed Amendments, however, will become operative only when the validly tendered Notes are accepted for payment by the Issuers pursuant to the terms of the tender offer and consent solicitation.  In accordance with the terms of the tender offer and consent solicitation, tendered Notes may no longer be withdrawn and delivered consents may not be revoked, unless the tender offer is terminated without any Notes being purchased thereunder or the Issuers are otherwise required by law to permit withdrawal or revocation.

Holders who have not yet tendered their Notes may tender until 11:59 p.m., New York City time, on November 20, 2009, unless extended or earlier terminated by the Issuers.  The consummation of the tender offer is conditioned upon, among other things, the Issuers having available proceeds from new debt financing and from cash on hand sufficient to pay the aggregate Total Consideration (as defined in the Tender Offer Documents) and other customary closing conditions.  If any of the conditions are not satisfied, the Issuers may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer. Full details of the terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated October 23, 2009, and the related Consent and Letter of Transmittal (together, the “Tender Offer Documents”).

Universal Orlando has engaged J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co., Incorporated to act as dealer managers in connection with the tender offer and solicitation agents in connection with the consent solicitation.  Questions regarding the tender offer or consent solicitation may be directed to J.P. Morgan Securities Inc. at (212) 270-1477 (collect).

D.F. King & Co., Inc. is acting as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to (212) 269-5550 (for brokers and banks) or (800) 549-6697 (for all others).

Neither the Park Advisory Board of Universal City Development Partners, Ltd. nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer.  In any jurisdiction where the laws require the tender offer or consent solicitation to be made by a licensed broker or dealer, the tender offer or consent solicitation shall be deemed made on behalf of Universal Orlando by J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

ABOUT UNIVERSAL ORLANDO

Universal Orlando Resort has created some of the world’s most innovative theme park attractions based on pop culture’s most compelling films and stories.  Guests experience two exciting theme parks – Universal Studios and Universal’s Islands of Adventure as well as Universal CityWalk, a 30-acre restaurant, shopping and nighttime entertainment complex; and three magnificently themed on-site Loews hotels – the Loews Portofino Bay Hotel, Hard Rock Hotel and the Loews Royal Pacific Resort.  Flagship experiences featured in the theme parks include “The Simpsons Ride,” “Revenge of the Mummy – The Ride,” “The Incredible Hulk Coaster” and “The Amazing Adventures of Spider-Man.”  More information is available at www.universalorlando.com.

At Universal Studios in 2009, Universal Orlando opened Hollywood Rip Ride Rockit, the most technologically advanced roller coaster in the world and – coming in 2010 – the highly anticipated Wizarding World of Harry Potter will open in Universal’s Islands of Adventure.

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Media Contacts:  Universal Orlando Public Relations – (407) 363-8220
                                http://media.universalorlando.com